Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND AMONG

EL PASO CORPORATION

EL PASO NORIC INVESTMENTS III, L.L.C.

COLORADO INTERSTATE GAS COMPANY

EPPP CIG GP HOLDINGS, L.L.C.

EL PASO PIPELINE PARTNERS, L.P.

AND

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

July 24, 2009

i

ARTICLE 5 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		23
5.1	Operation of CIG	23
5.2	Supplemental Disclosure	23
5.3	Access to Books and Records	23
5.4	Cooperation; Further Assurances	23
5.5	Admission of Partnership as Partner	24
5.6	Cash Pooling Transactions	24
5.7	Growth Capital; Debt Balance	25
5.8	Reimbursement Obligation	25

ARTICLE 6 CONDITIONS TO CLOSING		25
6.1	Conditions to the Obligation of the Partnership Parties	25
6.2	Conditions to the Obligation of the Contributing Parties	26

ARTICLE 7 TAX MATTERS		27
7.1	Liability for Taxes	27
7.2	Tax Returns	28
7.3	Tax Treatment of Indemnity Payments	29
7.4	Transfer Taxes	29
7.5	Survival	29
7.6	Conflict	29

ARTICLE 8 TERMINATION		30
8.1	Events of Termination	30
8.2	Effect of Termination	30

ARTICLE 9 INDEMNIFICATION UPON CLOSING		31
9.1	Indemnification of the Partnership Parties	31
9.2	Indemnification of the Contributing Parties and CIG	31
9.3	Tax Indemnification	31
9.4	Survival	32
9.5	Demands	32
9.6	Right to Contest and Defend	33
9.7	Cooperation	33
9.8	Right to Participate	34
9.9	Payment of Damages	34
9.10	Limitations on Indemnification	34
9.11	Sole Remedy	35

ARTICLE 10 MISCELLANEOUS		35
10.1	Expenses	35
10.2	Notices	36
10.3	Governing Law	36
10.4	Public Statements	37
10.5	Entire Agreement; Amendments and Waivers	37
10.6	Conflicting Provisions	37
10.7	Binding Effect and Assignment	37
10.8	Severability	38
10.9	Interpretation	38

ii

10.10	Headings and Disclosure Schedules	38
10.11	Multiple Counterparts	38
10.12	Action by Partnership Parties	38
10.13	Limitation on Recourse	39

Disclosure Schedules

Exhibit A                      Form of Contribution, Conveyance and Assumption Agreement

Exhibit B                      Form of Demand Note

Exhibit C                      Form of Cancellation Agreement

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is made and entered into as of July 24, 2009, by and among El Paso Corporation, a Delaware corporation (“El Paso”), El Paso Noric Investments III, L.L.C., a Delaware limited liability company and indirect wholly-owned subsidiary of El Paso (“EP Noric”), Colorado Interstate Gas Company, a Delaware general partnership, (“CIG”), El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company and direct wholly-owned subsidiary of the Partnership (the “Operating Company”) and EPPP CIG GP Holdings, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of the Partnership (“EPPP CIG”).  El Paso and EP Noric are referred to herein collectively as the “Contributing Parties,” the Partnership, the Operating Company and EPPP CIG are referred to herein collectively as the “Partnership Parties” and the Contributing Parties, Partnership Parties and CIG are referred to herein collectively as the “Parties.”

R E C I T A L S:

WHEREAS, EP Noric owns a 60% general partner interest in CIG and EPPP CIG owns a 40% general partner interest in CIG; and

WHEREAS, pursuant to the Contribution Agreement (defined below), the Contributing Parties desire to contribute, transfer and convey to the Partnership a 18% general partner interest in CIG (the “Subject Interest”) in exchange for total cash consideration of $214.5 million (the “Consideration”); and

WHEREAS, after giving effect to the completion of the contribution of the Subject Interest referred to above pursuant to the terms of this Agreement and the Contribution Agreement, EP Noric and EPPP CIG will own a 42% and 58% general partner interest in CIG, respectively;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions

The terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Additional Distribution Amount” means 18% of any cash distributions made by CIG with respect to its operations after the Effective Time and prior to Closing.  For avoidance of doubt, the distributions made by CIG on April 30, 2009 with respect to its operations for the first quarter of 2009 are not to be given effect in the calculation of any Additional Distribution Amount. In addition, in the event that Closing occurs on July 30, 2009 and on such day (but after the Closing), EPPP CIG receives 58% of the cash distributions made by CIG on July 30, 2009 with respect to CIG’s operations for the second quarter 2009, such cash distributions for the second quarter are not to be given effect in the calculation of any Additional Distribution Amount.

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Ancillary Documents” means the Contributing Parties Ancillary Documents and the Partnership Ancillary Documents.

“Applicable Law” has the meaning assigned to such term in Section 3.3.

“Associated Employees” has the meaning assigned to such term in Section 3.13.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are authorized or obligated by law to close.

“Cancellation Agreement” means the cancellation agreement in substantially the form attached as Exhibit C hereto.

“Cash Pooling Arrangements” means the cash pooling arrangement among El Paso and its Affiliates, pursuant to which El Paso and its Affiliates receive substantially all cash due to (and make substantially all payments for) certain of its Affiliates, including CIG, which amounts are reflected as intercompany receivables or payables or as capital contributions and distributions in accordance with GAAP.

“Cash Pooling Transactions” has the meaning assigned to such term in Section 5.6.

“Ceiling Amount” has the meaning assigned to such term in Section 9.10.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“CIG” has the meaning assigned to such term in the preamble.

“CIG 10-K” has the meaning assigned to such term in Section 3.5.

“CIG Entities” means (i) CIG, (ii) any subsidiary of CIG and (iii) any Person in which CIG or any subsidiary of CIG owns an equity interest constituting 50% or more of the outstanding voting interests of such Person.

“Closing” has the meaning assigned to such term in Section 2.1.

“Closing Date” has the meaning assigned to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

“Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.

“Consideration” has the meaning assigned to such term in the Recitals.

“Contributing Indemnified Parties” has the meaning assigned to such term in Section 9.2.

“Contributing Parties” has the meaning assigned to such term in the preamble.

“Contributing Parties Aggregated Group” has the meaning assigned to such term in Section 3.13(e).

“Contributing Parties Ancillary Documents” means each agreement, document or certificate to be delivered by the Contributing Parties or CIG at Closing pursuant to Section 2.3(b), including the Contribution Agreement.

“Contributing Parties Closing Certificate” has the meaning assigned to such term in Section 6.1.

“Contribution Agreement” has the meaning assigned to such term in Section 2.1.

“Control,” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Debt Amount” means, with respect to the relevant Person, determined in accordance with GAAP, the sum of such Person’s liabilities for indebtedness for borrowed money, capital leases and other transactions reflected on a balance sheet prepared in accordance with GAAP as financing transactions, in each case whether classified as a current or a non-current liability, excluding debt reflected on the CIG balance sheet related to the WYCO High Plains Pipeline and Totem Storage projects.

“Deductible Amount” has the meaning assigned to such term in Section 9.10.

“Demand Note” means the demand note in substantially the form attached as Exhibit B hereto.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Effective Time” means 12:01 a.m., Houston, Texas time, on April 1, 2009.

“El Paso” has the meaning assigned to such term in the preamble.

“Environmental Laws” means any federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to the environment, including the following laws, as amended as of the Effective Time and interpreted by the highest court of competent jurisdiction through the Effective Time:  (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises.  The term “Environmental Laws” does not include operating practices or standards that may be employed or adopted by other industry participants or recommended by a Governmental Authority that are not required by such federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees.

“Environmental Permits” has the meaning assigned to such term in Section 3.10.

“EP Noric” has the meaning assigned to such term in the preamble.

“EPPP CIG” has the meaning assigned to such term in the preamble.

“ERISA” has the meaning ascribed to such term in Section 3.13(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing CIG Partnership Agreement” means the General Partnership Agreement, dated November 1, 2007, as amended by Amendment No. 1, dated September 30, 2008, of CIG.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” has the meaning assigned to such term in Section 3.5.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means the general partner of the Partnership, which as of the Effective Time and the date of this Agreement is El Paso Pipeline GP Company, L.L.C.

“Governmental Authority” means any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.

“Growth Capital Requirements” means cash expenditures for expansion and other capital improvements other than maintenance expenditures and  expenditures for facility repairs associated with hurricane damage and maintenance recorded in the financial statements of CIG as capital expenditures in accordance with GAAP.

“Hazardous Materials” means any substance, whether solid, liquid, or gaseous:  (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified or regulated or subject to liability in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) which causes or threatens to cause contamination, nuisance with respect to any properties, or a hazard to the environment or to the health or safety of persons on or about any properties.

“Indemnity Claim” has the meaning assigned to such term in Section 9.5.

“Knowledge,” as used in this Agreement with respect to a Party, means the actual knowledge of that Party’s designated personnel.  The designated personnel for the Contributing Parties are James Yardley, James Cleary, J.R. Sult, Katherine Murray, and Thomas Hutchins.  The designated personnel for the Partnership Parties are James Yardley, James Cleary, J.R. Sult, Katherine Murray, and Thomas Hutchins.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge, right of first refusal, drag-along or tag-along right or other encumbrance.

“Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that (a) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of CIG or the Subject Interest, other than any such change, effect, event, occurrence, condition or other circumstance affecting (i) the interstate natural gas transportation industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (ii) the United States or global general market, economic, financial or political conditions or (iii) the transactions contemplated in this Agreement, provided that in the case of clauses (i) and (ii) the impact on CIG is not materially disproportionate to the impact on other large interstate natural gas pipeline companies, or (b) hinders, delays or impedes the ability of any Contributing Party or CIG to perform its obligations under the Agreement or the Contributing Parties Ancillary Documents or to consummate the transactions contemplated by this Agreement or the Contributing Parties Ancillary Documents.

“Material Contract” has the meaning assigned to such term in Section 3.12(b).

“NGA” has the meaning assigned to such term in Section 3.15(b).

“Notice” has the meaning assigned to such term in Section 10.2.

“Operating Company” has the meaning assigned to such term in the preamble.

“Ownership Percentage” means with respect to (i) Partnership Parties, 40.0%, and (ii) Contributing Parties, 60.0%.

“Parties” has the meaning assigned to such term in the preamble.

“Partnership” has the meaning assigned to such term in the preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 21, 2007, as amended by Amendment No. 1 dated July 28, 2008.

“Partnership Ancillary Documents” means each agreement, document or certificate to be delivered by the Buyer Parties at Closing pursuant to Section 2.3(c), including the Contribution Agreement.

“Partnership Indemnified Parties” has the meaning assigned to such term in Section 9.1.

“Partnership Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that (a) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of any Partnership Party, other than any such change, effect, event, occurrence, condition or other circumstance affecting (i) the interstate natural gas transportation industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (ii) the United States or global general market, economic, financial or political conditions or (iii) the transactions contemplated in this Agreement, provided that in the case of clauses (i) and (ii) the impact on the Partnership Parties is not materially disproportionate to the impact on other large interstate natural gas pipeline companies, or (b) hinders, delays or impedes the ability of any Partnership Party to perform its obligations under this Agreement or the Partnership Ancillary Documents or to consummate the transactions contemplated by this Agreement or any Partnership Ancillary Document.

“Partnership Parties” has the meaning assigned to such term in the preamble.

“Partnership Parties Closing Certificate” has the meaning assigned to such term in Section 6.2.

“Permits” has the meaning assigned to such term in Section 3.11.

“Permitted Liens” means all: (i) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens entered into in the ordinary course of business consistent with past practices, if any, that do not materially detract from the value of or materially interfere with the use of any of CIG’s assets subject thereto; (ii) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices; (iii) title defects, rights of use, rights-of-way, permits, licenses, servitudes, sub-surface leases, grazing rights, logging rights, and easements (including the right to operate and maintain ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through any of CIG’s assets), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of CIG’s assets, taken as a whole, (iv) Liens for Taxes that are not due and payable, that may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established; and (v) liens supporting surety bonds, performance bonds and similar obligations issued in connection with CIG’s businesses.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.

“Plans” has the meaning assigned to such term in Section 3.13.

“Reimbursement Obligation” has the meaning assigned to such term in Section 5.8.

“SEC” means the Securities and Exchange Commission.

“SEC Contract” has the meaning assigned to such term in Section 3.12(a).

“SEC Reports” has the meaning assigned to such term in Section 3.18.

“Subject Interest” has the meaning assigned to such term in the Recitals.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Items” has the meaning assigned to such term in Section 7.2.

“Tax Losses” has the meaning assigned to such term in Section 7.1.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transfer Taxes” has the meaning assigned to such term in Section 7.4.

“WYCO” means the WYCO Development LLC, a Colorado limited liability company that is a joint venture between CIG and an affiliate of Xcel Energy Inc. in which CIG owns a 50% ownership interest in WYCO and operates certain of WYCO’s assets.

1.2	Construction

In construing and interpreting this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter, as well as the singular and the plural; (f) references to a Party include its permitted successors and assigns; and (g) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE 2
CONTRIBUTION AND CLOSING

2.1	Contribution

At the closing of the transactions contemplated hereby (the “Closing”), the Contributing Parties shall contribute the Subject Interest to the Partnership, as more specifically set forth in that certain Contribution, Conveyance and Assumption Agreement to be entered into by and among the Parties at the Closing (the “Contribution Agreement”) in substantially the form attached as Exhibit A hereto.

2.2	Consideration

(a)	The Consideration shall consist of $214.5 million in immediately available funds, provided that the $214.5 million shall be subject to adjustment pursuant to Section 2.4.

(b)	The Consideration shall be paid by the Partnership at the Closing by wire or interbank transfer of immediately available funds to the account(s) specified by the Contributing Parties.

2.3	Closing and Closing Deliveries

(a)
The closing of the contribution of the Subject Interest pursuant to this Agreement and the Contribution Agreement will be held at the offices of El Paso Corporation, 1001 Louisiana Street, 30th Floor, Houston, Texas 77002 on or before the second Business Day following satisfaction or waiver of the conditions to Closing set forth in Article 6, commencing at 9:00 a.m., Houston, Texas time, or such other place, date and time as may be mutually agreed upon by the Parties.  The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b)	At the Closing, the Contributing Parties shall deliver, or cause to be delivered, to the Partnership Parties the following:

(i)	A counterpart of the Contribution Agreement, duly executed by each Contributing Party that is a party thereto;

(ii)	The Contributing Parties Closing Certificate, duly executed by, or on behalf of, each of the Contributing Parties;

(iii)	A certificate of good standing of recent date of CIG;

(iv)	A counterpart of the second amendment to the Existing CIG Partnership Agreement, duly executed by each Contributing Party that is a party thereto;

(v)	A counterpart of the Cancellation Agreement, duly executed by El Paso and CIG;

(vi)	The Demand Note, duly executed by El Paso and CIG; and

(vii)
Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)	At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to the Contributing Parties the following:

(i)	A counterpart of the Contribution Agreement, duly executed by each Partnership Party;

(ii)	The Consideration as provided in Section 2.2(a);

(iii)	The Partnership Parties Closing Certificate, duly executed by, or on behalf of, each of the Partnership Parties;

(iv)	A counterpart of the second amendment to the Existing CIG Partnership Agreement, duly executed by each Partnership Party that is a party thereto; and

(v)
Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.4	Consideration Adjustment

.  The Consideration shall be adjusted downward by the Additional Distribution Amount.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE CONTRIBUTING PARTIES

The Contributing Parties hereby jointly represent and warrant to the Partnership Parties as follows:

3.1	Organization

(a)
El Paso is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.  EP Noric is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)
Each CIG Entity is duly organized or formed, as applicable, and validly existing under the laws of the state of its organization or formation, as applicable, and has all requisite corporate, partnership or limited liability power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted.  Each CIG Entity is duly licensed or qualified to do business in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2	Authority and Approval

(a)
Each of the Contributing Parties has full corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Contributing Parties have been duly authorized and approved by all requisite corporate or limited liability company action of each of the Contributing Parties.  This Agreement has been duly executed and delivered by each of the Contributing Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Contributing Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)
Each of the Contributing Parties has full corporate or limited liability company power and authority to execute and deliver each Contributing Party Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it.  The execution and delivery of each of the Contributing Party Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Contributing Parties which is a party thereto have been duly authorized and approved by all requisite corporate or limited liability company action of each such party.  When executed and delivered by each of the parties party thereto, each Contributing Party Ancillary Document will constitute a valid and legally binding obligation of each of the Contributing Parties that is a party thereto enforceable against each such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3	No Conflict; Consents

Except as set forth on Disclosure Schedule 3.3:

(a)
the execution, delivery and performance of this Agreement by any of the Contributing Parties or the execution, delivery and performance by any of the Contributing Parties of any of the Contributing Parties’ Ancillary Documents will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws or equivalent governing instruments of any Contributing Party or any CIG Entity, (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Subject Interests, Contributing Parties, CIG Entities or the CIG Entities’ assets or business (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other agreement or instrument to which any of the Contributing Parties or CIG Entities is a party or by which it or any of its assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on the Subject Interests or any CIG Party’s assets, except in the case of clauses (ii) or (iii) for those items which, individually or in the aggregate, would not have a Material Adverse Effect; and

(b)
no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by any of the Contributing Parties or the CIG Entities in connection with the execution, delivery, and performance of this Agreement and the Contributing Parties’ Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those that individually or in the aggregate, would not have a Material Adverse Effect (including such consents, approvals, orders or Permits that are not customarily obtained prior to the Closing) and are reasonably expected to be obtained in the ordinary course of business consistent with past practice following the Closing.

3.4	Capitalization; Title to Subject Interest

(a)
EP Noric owns beneficially and of record the Subject Interest free and clear of all Liens (other than those arising pursuant to the terms of the Existing CIG Partnership Agreement and restrictions on transfer under applicable federal and state securities laws). The Subject Interest is not subject to any agreements or understandings with respect to the voting or transfer of the Subject Interest (except the contribution of the Subject Interest contemplated by this Agreement and the Contribution Agreement, as may be contained in the Existing CIG Partnership Agreement and restrictions on transfer under applicable federal and state securities laws).  The Subject Interest has been duly authorized and is validly issued and fully paid (to the extent required under the Existing CIG Partnership Agreement).

(b)
There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, CIG or any of the Contributing Parties to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in CIG, except the contribution of the Subject Interest as contemplated by this Agreement and the Contribution Agreement and as may be contained in the Existing CIG Partnership Agreement.

3.5	Financial Statements; Internal Controls; Undisclosed Liabilities

(a)
The Annual Report on Form 10-K for the year ended December 31, 2008  filed by CIG (the “CIG 10-K”) with the SEC sets forth true and complete copies of the audited balance sheets as of December 31, 2007 and 2008 and audited statements of income, comprehensive income and partners’ equity, and statements of cash flow for the years ended December 31, 2006, 2007 and 2008 for CIG, and each of the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 filed by CIG with the SEC sets forth the true and complete copies of the unaudited balance sheets as of March 31, 2009 and the unaudited statements of income, comprehensive income, and statements of cash flow for the quarterly periods ended March 31, 2008 and March 31, 2009 (collectively referred to as the “Financial Statements”).  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except for changes in accounting principles disclosed therein) and present fairly the financial condition of CIG, as of such dates and the results of operations, as applicable, of CIG or its accounting predecessor, for such periods.

(b)
There are no material liabilities or obligations of any CIG Entity (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would result in any such material liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements or described in the footnotes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2009, (iii) liabilities or obligations arising under executory contracts entered into in the ordinary course of business consistent with past practice, (iv) liabilities not required to be presented by GAAP in unaudited financial statements, (v) liabilities or obligations under this Agreement, (vi) liabilities or obligations disclosed in Disclosure Schedule 3.5(b) and (vii) other liabilities which, in the aggregate, would not have a Material Adverse Effect.  This Section 3.5(b) does not include any matters with respect to Taxes, Environmental Laws or Permits; such matters are being addressed exclusively by Section 3.9, Section 3.10 and Section 3.11, respectively.

3.6	Title to Assets

Except as set forth on Disclosure Schedule 3.6 and as would not, individually or in the aggregate, have a Material Adverse Effect, each CIG Entity has good and valid title to its property interests and the assets used or necessary to conduct their respective businesses as presently conducted, free and clear of any Liens, except for Permitted Liens.

3.7	Litigation; Laws and Regulations

Except as set forth on Disclosure Schedule 3.7 or in the footnotes to the Financial Statements:

(a)
There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Contributing Parties’ Knowledge, threatened (a) against or affecting any CIG Entity or their respective assets or businesses or the Subject Interests or (b) that (I) alleges the invalidity or unenforceability of any of the Contributing Parties’ obligations under this Agreement or any of the Contributing Parties Ancillary Documents or (II) seeks to prevent or delay the consummation by the Contributing Parties of the transactions contemplated by this Agreement or any of the Contributing Parties Ancillary Documents; or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, (a) against or affecting any CIG Entity or their respective assets or businesses or the Subject Interest, or (b) that (I) alleges the invalidity or unenforceability of any of the Contributing Parties’ obligations under this Agreement or any of the Contributing Parties Ancillary Documents or (II) seeks to prevent or delay the consummation by the Contributing Parties of the transactions contemplated by this Agreement or any of the Contributing Parties Ancillary Documents, except in each case of (i) and (ii) of this Section 3.7(a), for those items that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	No CIG Entity is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

This Section 3.7 does not include any matters with respect to Taxes, Environmental Laws or Permits; such matters are being addressed exclusively by Section 3.9, Section 3.10 and Section 3.11, respectively.

3.8	No Adverse Changes

Except as set forth on Disclosure Schedule 3.8 or as described in the Financial Statements, since March 31, 2009:

(a)	there has not been a Material Adverse Effect;

(b)	the assets of each CIG Entity have been operated and maintained in the ordinary course of business consistent with past practices;

(c)
there has not been any material damage or destruction to any material portion of the assets of any CIG Entity, other than such damage or destruction that has been repaired and such assets are available for service or operation in all material respects;

(d)	there has been no delay in, or postponement of, the payment of any liabilities by any CIG Entity in excess of $5,000,000; and

(e)	there is no contract, commitment or agreement to do any of the foregoing.

3.9	Taxes

Except as set forth in Disclosure Schedule 3.9 or as reflected on the Financial Statements or would not have a Material Adverse Effect, (a) the CIG Entities have filed or the Contributing Parties and their Affiliates (other than the Partnership Parties) have caused to be filed all Tax Returns required to be filed by each CIG Entity or with respect to its assets on a timely basis (taking into account all extensions of due dates); (b) all such Tax Returns were complete and correct; (c) all Taxes owed by each CIG Entity or with respect to their assets which are or have become due have been timely paid in full; (d) there are no Liens on the Subject Interest or on any of CIG’s assets that arose in connection with any failure (or alleged failure) to pay any Tax on any such assets or with respect to the Subject Interest, other than Liens for Taxes not yet due and payable; and (e) there is no pending action, proceeding or, to the Knowledge of the Contributing Parties, investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to any CIG Entity or their assets.

3.10	Environmental Matters

Except as set forth in Disclosure Schedule 3.10, as reflected on the Financial Statements, or as would not, individually or in the aggregate, have a Material Adverse Effect:  (i) each CIG Entity and its assets, operations and businesses are and have been in compliance with applicable Environmental Laws; (ii) to the Knowledge of the Contributing Parties, each CIG Entity has no obligation to investigate, remediate, monitor or otherwise address (including paying for such action) the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (iii) no CIG Entity or its assets, operations and businesses are subject to any pending or, to the Knowledge of the Contributing Parties, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (iv) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any CIG Entity or, with respect to its assets, operations and businesses, by any Contributing Party under any Environmental Law (“Environmental Permits”) in connection with any CIG Entities’ businesses or assets have been duly obtained or filed and are valid and currently in full force and effect; (v) each CIG Entity and Contributing Party has complied in all material respects with the terms and conditions of such Environmental Permits; (vi) such Environmental Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Contributing Parties’ Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (including such Environmental Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practice following the Closing); (vii) no proceeding is pending or, to the Contributing Parties’ Knowledge, threatened with respect to any alleged failure by the CIG Entities to have any material Environmental Permit necessary for the operation of any CIG Entity’s assets or the conduct of its business or to be in compliance therewith; and (viii) to the Knowledge of the Contributing Parties, there has been no release of any Hazardous Material into the environment by any CIG Entity or at or from its assets, operations and businesses except in compliance with applicable Environmental Law.

3.11	Licenses; Permits

Except as set forth in Disclosure Schedule 3.11, (a) the CIG Entities have all licenses, permits and authorizations (collectively, “Permits”) issued or granted by Governmental Authorities that are necessary for the conduct of the CIG Entities’ business as it is now being conducted, (b) all such Permits are validly held by the CIG Entities and are in all material respects in full force and effect, (c) the CIG Entities have complied in all material respects with the terms and conditions of such Permits and (d) such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Contributing Parties’ Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except as would not, individually or in the aggregate, have a Material Adverse Effect (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practice following the Closing).  No proceeding is pending or, to the Contributing Parties’ Knowledge, threatened with respect to any alleged failure by the CIG Entities to have any material Permit necessary for the operation of any of the CIG Entities’ assets or the conduct of their business or to be in compliance therewith.  This Section 3.11 does not include any matters with respect to Environmental Laws; such matters are being addressed exclusively by Section 3.10.

3.12	Contracts

(a)
The CIG 10-K contains a true and complete listing of each contract and other agreement to which each CIG Entity is a party that is required to be so listed by CIG pursuant to Item 601(b)(10) of Regulation S-K (each such contract or agreement being referred to herein as a “SEC Contract”).

(b)
The Contributing Parties have made available to the Partnership Parties a correct and complete copy of each SEC Contract and each contract or agreement, other than transportation contracts that are publicly available through FERC, to which each CIG Entity is a party that provides for revenues to or commitments of any CIG Entity in an amount greater than $5 million during a calendar year (together with the SEC Contracts, each such contract or agreement being referred to herein as a “Material Contract”).

(c)
With respect to each CIG Entity, (i) each Material Contract to which any such entity is a party is legal, valid, binding, enforceable (assuming the enforceability against the other party or parties thereto), and in full force and effect; (ii) each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) no CIG Entity is in breach or default of a Material Contract, and no event has occurred which with notice or lapse of time would constitute a breach or default by such CIG Entity, or permit termination, modification, or acceleration, under a Material Contract; and (iv) to the Contributing Parties’ Knowledge, no other party is in breach or default, and no event has occurred that with notice, lapse of time or both would constitute a breach or default by such other party, or permit termination, modification or acceleration under a Material Contract, nor has any other party repudiated any provision of a Material Contract; except in the case of clauses (i) - (iv) above, such breaches, defaults or unenforceability as would not, individually or in the aggregate, have a Material Adverse Effect.

3.13	Employees and Employee Benefits

(a)
No CIG Entity has any employees.  None of the employees of the Contributing Parties or their Affiliates who provide exclusive or shared services to any CIG Entity or with respect to their assets (collectively, the “Associated Employees”) are covered by a collective bargaining agreement.  Except as would not result in any liability to any CIG Entity, there are no facts or circumstances that have resulted or would result in a claim against any CIG Entity on behalf of an individual or a class in excess of $250,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees or any claims relating to any liability under ERISA.

(b)
None of the CIG Entities sponsor, maintain or contribute to, nor do they have any legal or equitable obligation to establish, maintain or contribute to any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”).  All Plans in which Associated Employees participate are sponsored or maintained by a Contributing Party or an Affiliate.

(c)	Each Plan in which Associated Employees participate and which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified.

(d)
Except as could not result in a Material Adverse Effect, each Plan in which Associated Employees participate is and has been maintained in substantial compliance with its terms and the provisions of all applicable laws, including, without limitation, ERISA and the Code.

(e)
Except as could not result in a Material Adverse Effect, neither a Contributing Party nor any entity treated as a single employer with a Contributing Party for purposes of Section 414(b), (c), (m) or (o) of the Code (the “Contributing Parties Aggregated Group”) has incurred any material liability under Title IV of ERISA (other than for the payment of benefits or Pension Benefit Guaranty Corporation insurance premiums, in either case in the ordinary course).

(f)
Other than any liabilities for which each CIG Entity has no responsibility or obligation, neither a Contributing Party nor any member of the Contributing Party Aggregated Group is obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) in respect of which a Contributing Party or any member of the Contributing Party Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) that would result in a Material Adverse Effect.

(g)
Except as would not result in any liability to any CIG Entity, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of the Contributing Parties or any of their Affiliates or a nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(h)
No member of the Contributing Parties Aggregated Group or any organization to which such member is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

3.14	Transactions with Affiliates

Except as disclosed in the CIG 10-K, SEC Contracts, in Disclosure Schedule 3.14 or in the footnotes to the Financial Statements, no CIG Entity is party to any agreement, contract or arrangement between such CIG Entity, on the one hand, and the Contributing Parties or any of their Affiliates (other than CIG or the Partnership), on the other hand, other than those entered into in the ordinary course of business consistent with past practice on commercially reasonable terms.

3.15	Regulation

(a)	None of the CIG Entities are subject to regulation under the Investment Company Act of 1940; and

(b)
Each CIG Entity is in compliance, in all material respects, with (i) all applicable provisions of the Natural Gas Act (the “NGA”) and (ii) all applicable orders and regulations of FERC that pertain to the business or operations of that CIG Entity.  No approval of FERC is required in connection with execution of this Agreement by the Contributing Parties or the consummation by the Contributing Parties of the transactions contemplated hereby.

3.16	Brokerage Arrangements

None of the Contributing Parties or their Affiliates (other than the Partnership Parties) has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Partnership Parties or the CIG Entities to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Contribution Agreement or the transactions contemplated hereby or thereby.

3.17	Waivers and Disclaimers

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE CONTRIBUTING PARTIES ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE CONTRIBUTING PARTIES IN THIS AGREEMENT, THE CONTRIBUTING PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING THE TRANSACTIONS CONTEMPLATED HEREBY RELATING TO (A) CIG AND THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF SUCH ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS IN OR ON SUCH ASSETS, (B) THE INCOME OR CASH FLOW TO BE DERIVED BY CIG OR ITS ASSETS, OPERATIONS OR BUSINESSES, (C) THE SUITABILITY OF CIG’S ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED USING SUCH ASSETS, (D) THE COMPLIANCE OF OR BY CIG OR ITS OPERATIONS WITH ANY LAWS, INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS OR BUSINESSES OF CIG.  EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE CONTRIBUTING PARTIES ANCILLARY DOCUMENTS, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, NEITHER THE CONTRIBUTING PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE CONTRIBUTING PARTIES, CIG OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY.  THE PROVISIONS OF THIS SECTION 3.17 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE CONTRIBUTING PARTIES, CIG OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

3.18	SEC Reports

Since December 31, 2008, (i) CIG has timely made all filings that it would be required to make by the Exchange Act (“SEC Reports”) if it were subject to such Laws, (ii) all filings by CIG with the SEC, at the time filed complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) to the Knowledge of the Contributing Parties, no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF THE PARTNERSHIP PARTIES

Each of the Partnership Parties hereby represents and warrants to the Contributing Parties as follows:

4.1	Organization and Existence

The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.  Each of the Operating Company and EPPP CIG is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2	Authority and Approval

(a)
Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Partnership Parties have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties.  This Agreement has been duly executed and delivered by or on behalf of each of the Partnership Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Partnership Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)
Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver each Partnership Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it.  The execution and delivery of each of the Partnership Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Partnership Parties which is a party thereto have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each such party.  When executed and delivered by each of the Partnership Parties party thereto, each Partnership Ancillary Document will constitute a valid and legally binding obligation of each of the Partnership Parties that is a party thereto, enforceable against each such Partnership Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3	No Conflict; Consents

Except as set forth on Disclosure Schedule 4.3:

(a)
the execution, delivery and performance of this Agreement by the Partnership Parties or the execution, delivery and performance by the Partnership Parties of any of the Partnership Ancillary Documents will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of limited partnership, certificate of formation, limited liability company agreement, agreement of limited partnership or other equivalent governing instruments of any Partnership Party; (ii)  conflict with or violate any provision of any Applicable Law applicable to any Partnership Party; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other agreement or instrument to which any of the Partnership Parties is a party or by which either of them is bound or to which any of their property is subject; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Partnership Parties’ assets, except in the case of clauses (ii) or (iii), for those items which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; and

(b)
no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by the Partnership Parties in connection with the execution, delivery, and performance of this Agreement and the Partnership Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those that individually or in the aggregate, would not have a Partnership Material Adverse Effect (including such consents, approvals, orders or Permits that are not customarily obtained prior to the Closing) and are reasonably expected to be obtained in the ordinary course of business consistent with past practice following the Closing.

4.4	Brokerage Arrangements

None of the Partnership Parties have entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate any of the Contributing Parties, any of their Affiliates (other than the Partnership Parties) or any CIG Entity to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Contribution Agreement or the transactions contemplated hereby or thereby.

4.5	Litigation

There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Partnership Parties’ Knowledge, threatened that (a) alleges the invalidity or unenforceability of any of the Partnership Parties’ obligations under this Agreement or any of the Partnership Ancillary Documents or (b) seeks to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Partnership Ancillary Documents; or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, that (a) alleges the invalidity or unenforceability of any of the Partnership Parties’ obligations under this Agreement or any of the Partnership Ancillary Documents or (b) seeks to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Partnership Ancillary Documents, except in each case of (i) and (ii) of this Section 4.5, for those items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

4.6	Waivers and Disclaimers

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE PARTNERSHIP ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTNERSHIP PARTIES IN THIS AGREEMENT, THE PARTNERSHIP PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE PARTNERSHIP ANCILLARY DOCUMENTS, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, NEITHER THE PARTNERSHIP PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARTNERSHIP PARTIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY.  THE PROVISIONS OF THIS SECTION 4.6 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARTNERSHIP PARTIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE 5
ADDITIONAL AGREEMENTS,
COVENANTS, RIGHTS AND OBLIGATIONS

5.1	Operation of CIG

Except as provided in this Agreement or the Contributing Parties Ancillary Documents or as consented to by the Partnership Parties, during the period from the date of this Agreement through the Closing Date, each Contributing Party shall cause CIG to (a) conduct its businesses and operations in the usual and ordinary course thereof, consistent with past practices thereof; and (b) use commercially reasonable efforts to preserve, maintain and protect its assets, businesses and operations; provided, however, the Contributing Parties shall not be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1 if such payments or contractual arrangements or understandings would be commercially unreasonable.

5.2	Supplemental Disclosure

As soon as reasonably practical of any Contributing Party obtaining Knowledge of a relevant disclosure, but in all cases no later than three Business Days prior to Closing, by written notice to the Partnership, the Contributing Parties shall supplement or amend the Disclosure Schedules to this Agreement for matters which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment to the Disclosure Schedules, and if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall not be waived and Partnership Parties shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

5.3	Access to Books and Records

The Contributing Parties shall afford the Partnership Parties and their authorized representatives reasonable access during normal business hours to the financial, title, Tax, corporate, partnership and legal materials and operating data and information relating to each CIG Entity and their assets, operations and businesses and shall furnish to the Partnership Parties such other information as they may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Contributing Parties, any of their Affiliates or any CIG Entity is bound or any Applicable Law.

5.4	Cooperation; Further Assurances

(a)	The Contributing Parties shall cooperate with the Partnership Parties to assist in identifying all Permits as may be necessary to own the Subject Interest.

(b)
The Contributing Parties and the Partnership Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Ancillary Documents, and (ii) to ensure that all of the conditions to its respective obligations contained in Sections 6.1 and 6.2, respectively, are satisfied as soon as reasonably practical.  Each of the Parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Documents such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Law to make effective the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, that nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or any Ancillary Document.

5.5	Admission of Partnership as Partner

In accordance with Existing CIG Partnership Agreement and with respect to the Subject Interest, the Management Committee of CIG has consented to the admission of the Partnership or its designee as the partner of CIG, with such admissions to be effective promptly after Closing.

5.6	Cash Pooling Transactions

The applicable Parties will (and will cause their Controlled Affiliates to) implement the “Cash Pooling Transactions”, which will consist of the following:

(a)
El Paso will promptly repay amounts owed to CIG under the Cash Pooling Arrangements equal to the amount necessary to fund CIG’s Growth Capital Requirements for the period from the Effective Time to July 31, 2009, provided such repayments shall not exceed $45,000,000.

(b)	El Paso and CIG will terminate any and all Cash Pooling Arrangements between El Paso and CIG effective upon the Closing Date.

(c)
El Paso and CIG will execute a demand note agreement effective upon the Closing Date pursuant to which El Paso shall be obligated to pay upon demand any remaining balance owed to CIG under the terminated Cash Pooling Arrangements.

(d)
The Parties will (and will cause their Controlled Affiliates to) cooperate with El Paso,  and CIG in the execution and implementation of the Cash Pooling Transactions, as well as deliver such instruments and documents and take such other actions as CIG and El Paso may reasonably request to consummate more fully and effectively the Cash Pooling Transactions.

5.7	Growth Capital; Debt Balance

The Contributing Parties agree to cause:

(a)	CIG’s Growth Capital Requirements for the period from the Effective Time through July 31, 2009 to not exceed $45,000,000; and

(b)	the Debt Amount of CIG to not exceed $476,000,000, as of July 31, 2009.

5.8	Reimbursement Obligation

The Contributing Parties agree to reimburse the Partnership for its actual out-of-pocket costs related to the evaluation and consummation of the contribution of the Subject Interest to the Partnership pursuant to this Agreement (the “Reimbursement Obligation”), including expenses of committee members and fees and expenses of professional advisors (including attorneys, investment bankers, accountants and other similar advisors), provided that such Reimbursement Obligation shall not exceed $1,500,000.

ARTICLE 6
CONDITIONS TO CLOSING

6.1	Conditions to the Obligation of the Partnership Parties

The obligations of the Partnership Parties to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Partnership Parties:

(a)
The representations and warranties of the Contributing Parties set forth in this Agreement shall be true and correct in all respects (without giving effect to any supplement or amendment to the Disclosure Schedules or any qualification as to materiality, Material Adverse Effect, value or other monetary amounts, or concepts of similar import) as of the date of this Agreement and on the Closing Date as if made on such date except for any inaccuracies, violations or breaches that would not, individually or in the aggregate, constitute a Material Adverse Effect.  The Contributing Parties and CIG shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing.  The Contributing Parties and CIG shall have delivered to the Partnership Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of each of the Contributing Parties, and CIG confirming the foregoing matters set forth in this Section 6.1(a) (the “Contributing Parties Closing Certificate”).

(b)
All material filings with, and material consents, approvals, orders and Permits of, any Governmental Authority to be obtained by the Contributing Parties or CIG for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to material filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)
All material consents of any third party, other than any Governmental Authority and other than as provided in Section 5.5, to be obtained by the Contributing Parties or CIG for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any material consent set forth on Disclosure Schedule 3.3.

(d)
No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby.

(e)
The Conflicts Committee shall have received the opinion, in form and substance satisfactory to the Conflicts Committee, of Tudor, Pickering, Holt & Co. Securities, Inc., the financial advisor to the Conflicts Committee, that the transactions contemplated by this Agreement are fair to the Partnership’s public unitholders from a financial point of view.

(f)	Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(g)
The Contributing Parties shall have delivered to the Partnership Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of Section 2.3(b).

6.2	Conditions to the Obligation of the Contributing Parties

The obligations of the Contributing Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributing Parties:

(a)
The representations and warranties of the Partnership Parties set forth in this Agreement shall be true and correct in all material respects (without giving effect to any supplement or amendment to the Disclosure Schedules or any qualification as to materiality, Partnership Material Adverse Effect, value or other monetary amounts, or concepts of similar import) as of the date of this Agreement and on the Closing Date as if made on such date, except for representations and warranties that are made as of a specific date or time, which shall be true and correct only as of such specific date or time, except for any inaccuracies, violations or breaches that would not, individually or in the aggregate, constitute a Partnership Material Adverse Effect.  The Partnership Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing.  The Partnership Parties shall have delivered to the Contributing Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of the Partnership Parties confirming the foregoing matters set forth in this Section 6.2(a) (the “Partnership Parties Closing Certificate”).

(b)
All material filings with, and material consents, approvals, orders and Permits of, any Governmental Authority to be obtained by the Partnership Parties for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to material filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)
All material consents of any Person not a party hereto, other than any Governmental Authority and other than as provided in Section 5.5, to be obtained by the Partnership Parties for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)
No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(e)	Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.

(f)
The Partnership Parties shall have delivered to the Contributing Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).

ARTICLE 7
TAX MATTERS

7.1	Liability for Taxes

(a)
The Contributing Parties shall be liable for, and shall indemnify and hold the Partnership Parties, CIG and their respective subsidiaries harmless from the Contributing Parties’ Ownership Percentage of any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by CIG or their respective assets by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to CIG or the Contributing Parties having been a member of any consolidated, combined or unitary group for the period prior to and including the Closing Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to CIG  or its assets with respect to the period prior to and including the Closing Date or (iii) attributable to a breach by the Contributing Parties of any representation, warranty or covenant with respect to Taxes in this Agreement.

(b)
The Partnership Parties shall be liable for, and shall indemnify and hold the Contributing Parties and their Affiliates harmless from any Tax Losses attributable to a breach by the Partnership Parties of any covenant with respect to Taxes in this Agreement.

(c)
Whenever it is necessary for purposes of this Article 7 to determine the amount of any Taxes imposed on or incurred by CIG for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to CIG and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis).  Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to CIG shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(d)
If any of the Partnership Parties or their Affiliates receives a refund of any Taxes that any of the Contributing Parties is responsible for hereunder, or if the Contributing Parties or their Affiliates receive a refund of any Taxes that any of the Partnership Parties is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The Parties shall cooperate in order to take all necessary steps to claim any such refund.

(e)
The Parties agree that any indemnification or payment obligation of the Contributing Parties with respect to Taxes of CIG shall be limited to the Contributing Parties’ Ownership Percentage of such indemnification or payment obligation.

7.2	Tax Returns

(a)
With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to CIG or its assets, the Contributing Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit (“Tax Items”) required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of their Ownership Percentage of Taxes due with respect to the period covered by such Tax Return.

(b)
With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to CIG or its assets, the Contributing Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to the Partnership Parties, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment of their Ownership Percentage of Taxes due with respect to the period covered by such Tax Return allocable to the period prior to and including the Closing Date.

(c)
Any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the assets or operations of CIG shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

7.3	Tax Treatment of Indemnity Payments

All indemnification payments made under this Agreement, including any payment made under this Article 7, shall be treated as increases or decreases to the Consideration for Tax purposes.

7.4	Transfer Taxes

The Contributing Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such Transfer Taxes.  If required by Applicable Law, the Partnership Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.5	Survival

Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until ninety (90) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

7.6	Conflict

In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.

ARTICLE 8
TERMINATION

8.1	Events of Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of the Parties;

(b)
by either the Partnership Parties, on the one hand, or Contributing Parties, on the other hand, in writing after August 31, 2009, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement;

(c)
by either the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing without prejudice to other rights and remedies which the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if (i) the other party has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) there is one or more inaccuracies, violations or breaches of the representations or warranties of the other party contained herein and such inaccuracies, violations and breaches would constitute, as applicable, a Material Adverse Effect or a Partnership Material Adverse Effect, as applicable; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable;

(d)
by either the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing, without liability, if there shall be any non-appealable order, writ, injunction or decree of any Governmental Authority binding on any of the Parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the Parties shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;

(e)	by the Contributing Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by the Contributing Parties; or

(f)	by the Partnership Parties if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Partnership Parties;

8.2	Effect of Termination

If a party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and Article 10.  Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(c) or if any party is otherwise in breach of this Agreement, such termination shall not relieve any party of any liability for a willful inaccuracy, violation or breach of any representation or warranty of such party or a breach of any covenant or agreement of such party under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.

ARTICLE 9
INDEMNIFICATION UPON CLOSING

9.1	Indemnification of the Partnership Parties

Subject to the limitations set forth in this Agreement, the Contributing Parties, from and after the Closing Date, shall indemnify, defend and hold the Partnership Parties, their subsidiaries and their respective securityholders, directors, officers, and employees (and the officers, directors and employees of the General Partner but otherwise excluding any of the Contributing Parties and their Affiliates) (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any inaccuracy, violation or breach of a representation or warranty of the Contributing Parties or CIG in this Agreement or any Contributing Parties’ Ancillary Document, (ii) any breach of any agreement or covenant on the part of the Contributing Parties or CIG made under Section 5.1 of this Agreement or (iii) any breach of any agreement or covenant, other than an agreement or covenant made under Section 5.1 of this Agreement, on the part of the Contributing Parties or CIG made under this Agreement or any Contributing Parties’ Ancillary Document or in connection with the transaction contemplated hereby or thereby.

9.2	Indemnification of the Contributing Parties and CIG

Subject to the limitations set forth in this Agreement, the Partnership Parties shall indemnify, defend and hold the Contributing Parties, CIG, their Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Contributing Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Contributing Indemnified Parties as a result of or arising out of (i) any inaccuracy, violation or breach of a representation or warranty of the Partnership Parties in this Agreement or any Partnership Ancillary Document, or (ii) any breach of any agreement or covenant on the part of the Partnership Parties made under this Agreement or any Partnership Ancillary Document or in connection with the transaction contemplated hereby or thereby.

9.3	Tax Indemnification

With the exception of any inaccuracy, violation or breach of the representations and warranties of the Contributing Parties contained in Section 3.9, nothing in this Article 9 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article 7.

9.4	Survival

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article 3 and Article 4 and in any certificate delivered in connection herewith with respect to any of those representations and warranties, and the covenants and agreements made under Section 5.1, shall terminate and expire at 12:01 a.m., Houston, Texas time, on February 1, 2011, except (a) the representations and warranties of the Contributing Parties set forth in Section 3.9 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Contributing Parties set forth in Section 3.10 shall terminate and expire on the third anniversary of the Closing Date, (c) the representations and warranties of the Contributing Parties set forth in Sections 3.1, 3.2, 3.4 and 3.16 shall survive forever and (d) the representations and warranties of the Partnership Parties set forth in Sections 4.1, 4.2, and 4.4 shall survive forever.  After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to Section 9.1(i)-(ii) or Section 9.2(i) by any Person who would have been entitled pursuant to this Article 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.4, no claim presented in writing for indemnification pursuant to this Article 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.  The indemnification obligations under this Article 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party.  Except as otherwise provided in this Section 9.4, the covenants and agreements entered into pursuant to this Agreement shall survive the Closing.

9.5	Demands

Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a detailed statement of such information respecting any of the foregoing as it shall have and all supporting evidence, including any Damages already incurred and its detailed estimate of any Damages to be incurred in the future.  Such notice shall include a formal demand for indemnification under this Agreement.

If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

9.6	Right to Contest and Defend

The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim.  Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate.  Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief.  If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party.  If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as reasonably determined by the indemnified party.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

9.7	Cooperation

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating.  At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

9.8	Right to Participate

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

9.9	Payment of Damages

The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered.  In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by (a) all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the other party related to the Damages and (b) any Tax benefit to be realized by the indemnified party related to the Damages.

9.10	Limitations on Indemnification

(a)
To the extent that the Partnership Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.1(i) and Section 9.1(ii), the Contributing Parties shall be liable only for those Damages that in the aggregate are in excess of 1.0% of the Consideration (the “Deductible Amount”), and then only to the extent of any such excess.  In no event shall the Contributing Parties’ aggregate liability to the Partnership Indemnified Parties under Section 9.1(i) exceed 15% of the Consideration (the “Ceiling Amount”).  Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section  3.14, and Section  3.16 and (ii) the Ceiling Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Section 3.2, Section 3.3, Section 3.4 and Section  3.16 provided, the Contributing Parties’ aggregate liability for a breach of Section 3.2, Section 3.3, Section 3.4 and Section  3.16 shall not exceed the amount of the Consideration.

(b)
To the extent the Contributing Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.2(i), the Partnership Parties shall be liable only for those Damages which exceed, in the aggregate, the Deductible Amount, and then only to the extent of any such excess.  In no event shall the Partnership Parties’ aggregate liability to the Contributing Indemnified Parties under Section 9.2(i) exceed the Ceiling Amount.  Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Section 4.1,  Section 4.2 and Section 4.4 and (ii) the Ceiling Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Section 4.2, Section 4.3 and Section 4.4 provided, the Partnership Parties’ aggregate liability for a breach of Section 4.2, Section 4.3 and Section 4.4 shall not exceed the amount of the Consideration.

(c)
Additionally, neither the Partnership Parties, on the one hand, nor the Contributing Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties.

(d)
The Parties agree that any indemnification or payment obligation of the Contributing Parties under Section 9.1(i) (to the extent relating to an inaccuracy, violation or breach of a representation or warranty in Section 3.1(b) or in Sections 3.5 through 3.16) relating to Damages suffered or incurred by the Partnership Indemnified Parties, attributable to any CIG Entity or its assets, businesses or operations shall be limited to a proportionate share of such Damages equal to 18%.

(e)
The Parties agree that the Contributing Parties are solely responsible and liable on a joint and several basis with respect to any indemnification or payment obligation pursuant to this Article 9 relating to Damages suffered or incurred by the Partnership Indemnified Parties associated with any of the CIG Entities’ assets, businesses or operations.  The Parties agree that the Contributing Parties are jointly and severally liable for any indemnification or payment obligation pursuant to this Article 9 of the Contributing Parties relating to any remaining Damages suffered or incurred by the Partnership Indemnified Parties that are not directly attributable to any CIG Entity or its respective assets, businesses or operations.

9.11	Sole Remedy

Should the Closing occur, no party shall have liability under this Agreement, any of the Ancillary Documents or the transactions contemplated hereby or thereby except as is provided in Article 7 or this Article 9 (other than claims or causes of action arising from fraud, and exclusive of claims under applicable securities laws).

ARTICLE 10
MISCELLANEOUS

10.1	Expenses

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

10.2	Notices

Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

If to the Contributing Parties, addressed to:

El Paso Noric Investments III, LLC
c/o El Paso Corporation
El Paso Building
1001 Louisiana Street
Houston, Texas  77002
Attention: General Counsel
Telecopy: (713) 420-5043

If to the Partnership Parties, addressed to:

El Paso Pipeline Partners, LLC
c/o El Paso Pipeline GP Company, L.L.C.
El Paso Building
1001 Louisiana Street
Houston, Texas  77002
Attention: General Counsel
Telecopy: (713) 420-5043

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas  77002
Attention: J. Vincent Kendrick
Telecopy: (713) 236-0822

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.3	Governing Law

This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to the Texas conflicts of law principles.

10.4	Public Statements

The Parties shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

10.5	Entire Agreement; Amendments and Waivers

(a)
This Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Ancillary Documents.

(b)
No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.6	Conflicting Provisions

This Agreement and the other Ancillary Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement.  In the Agreement and the Ancillary Documents, and as between them, specific provisions prevail over general provisions.  In the event of a conflict between this Agreement and the Ancillary Documents, this Agreement shall control.

10.7	Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party.  Notwithstanding anything in this Section 10.7, any Party may (without seeking the consent of the other Parties) transfer or otherwise alienate any of its rights, title, interest or obligations under this Agreement in connection with (i) a transfer to an Affiliate which remains an Affiliate, (ii) the granting of a pledge, mortgage, hypothecation, lien or other security interest, (iii) the foreclosure (judicial or non-judicial) or other settlement or rearrangement pursuant to or in connection with any transfer made pursuant to (ii) above, (iv) a transfer in connection with the sale of all or substantially all of the assets of such Party, if applicable, or (v) a merger, consolidation, share exchange or other form of statutory reorganization with another Person if such Party is the sole surviving Person.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.8	Severability

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership Parties and the Contributing Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.9	Interpretation

It is expressly agreed by the Parties that neither this Agreement nor any of the Ancillary Documents shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Ancillary Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Ancillary Documents.  Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10	Headings and Disclosure Schedules

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

10.11	Multiple Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12	Action by Partnership Parties

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership Parties prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership Parties.

10.13	Limitation on Recourse

Except as otherwise expressly provided to contrary in the last clause of this sentence, each of the Parties agree that the payment and performance of any obligations of a party hereto shall be the obligations of party only and none of the other Parties shall have any claim against or recourse to (whether by operation of law or otherwise) any shareholder, member or partner of such Party in respect of the obligations of such Party; provided that nothing in this Section shall limit or impair the rights of the Parties to enforce their any rights against such shareholder, member or partner set forth in this Agreement.

*  *  *  *  *

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EL PASO CORPORATION

By:	/s/ D. Mark Leland
	Name:	D. Mark Leland
	Title:	Executive Vice President

EL PASO NORIC INVESTMENTS III, L.L.C.

By:	/s/ John R. Sult
	Name:	John R. Sult
	Title:	Senior Vice President

COLORADO INTERSTATE GAS COMPANY

By:	/s/ John R. Sult
	Name:	John R. Sult
	Title:	Senior Vice President

EPPP CIG GP HOLDINGS, L.L.C.

By:	/s/ John R. Sult
	Name:	John R. Sult
	Title:	Senior Vice President

EL PASO PIPELINE PARTNERS, L.P.

By:	EL PASO PIPELINE GP COMPANY, L.L.C., its general partner

By:	/s/ John R. Sult
	Name:	John R. Sult
	Title:	Senior Vice President

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

By:	/s/ John R. Sult
	Name:	John R. Sult
	Title:	Senior Vice President

DISCLOSURE SCHEDULES
to
CONTRIBUTION AGREEMENT

BY AND AMONG

EL PASO CORPORATION

EL PASO NORIC INVESTMENTS III, L.L.C.

COLORADO INTERSTATE GAS COMPANY

EPPP CIG GP HOLDINGS, L.L.C.

EL PASO PIPELINE PARTNERS, L.P.

AND

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

dated July 24, 2009

These Disclosure Schedules are being provided in connection with the Contribution Agreement (the “Agreement”) among El Paso Corporation, El Paso Noric Investments III, L.L.C., Colorado Interstate Gas Company, El Paso Pipeline Partners, L.P., El Paso Pipeline Partners Operating Company, L.L.C. and EPPP CIG GP Holdings, L.L.C., dated as of July 24, 2009 (the “Execution Date”).  Capitalized terms used in these Disclosure Schedules but not defined herein have the meanings given to such terms in the Agreement.  Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected herein.  Such additional matters not required by the Agreement are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The inclusion of information in these Disclosure Schedules (1) shall not be construed as an admission of liability with respect to the matters covered by the information and (2) shall not affect (directly or indirectly) the interpretation of the Agreement or the scope of the disclosure obligations thereunder, including being used as a basis for interpreting the terms “material” or “Material Adverse Effect” or any similar qualifications in this Agreement.  Any matter or item disclosed on these Disclosure Schedules shall not be deemed to be material (whether singularly or in the aggregate) or deemed to give rise to circumstances which may result in a Material Adverse Effect solely by reason of it being so disclosed herein.  Nothing in these Disclosure Schedules is intended nor shall be construed to expand the scope of any representations or warranties contained in Article 3 or Article 4 of the Agreement.  The disclosures set forth in these Disclosure Schedules shall be deemed to include and incorporate by reference the matters that are disclosed in any of the Partnership’s or CIG’s filings with the SEC since January 1, 2009, including the Financial Statements and SEC Contracts, (collectively, “SEC Documents”).  As a result, it shall mean that any matter disclosed in a SEC Document need not be disclosed herein in order to constitute an exception to the representations and warranties set forth in the Agreement.  The disclosure of any fact or item in the Agreement, any Ancillary Documents or any schedule herein shall, should the existence of such fact or item be relevant to any other provision of this Agreement, any Ancillary Documents or these Disclosure Schedules, be deemed to be disclosed with respect to that other provision or schedule to which it reasonably relates on its face notwithstanding the omission of any reference or cross-reference thereto.  Where a particular document is identified or referred to in these Disclosure Schedules, the full contents of the document are deemed to be disclosed.  The information about contracts, agreements or documents listed herein is for identification purposes and is not intended to summarize the terms of such contracts or agreements.  Reference should be made to the contracts or agreements themselves for a complete description of their terms.  The Parties will be deemed to be aware of, and the contents of and all matters referred to in the documents listed, disclosed or included in these Disclosure Schedules will be deemed to have been disclosed to the Parties.  Headings and captions in these Disclosure Schedules are for convenience of reference only and in no way modify, affect, or are to be considered in construing or interpreting any information provided herein.

The representations and warranties set forth in Article 3 or Article 4 of the Agreement have been made by the applicable Parties solely for the benefit of the other Parties to the Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate,

•	are qualified by the disclosures set forth in these Disclosure Schedules and in certain SEC Documents as provided for in the Agreement, which disclosures are not reflected in the Agreement, and

•	may apply standards of materiality in a way that is different from what may be viewed as material to investors.

Schedule 3.7

Litigation; Laws and Regulations

A.           Litigation – The following lawsuits are pending or have been threatened:

Grynberg Litigation.  (In Re: Natural Gas Royalties Qui Tam Litigation).  U.S. District Court for the District of Wyoming

Will Price, et al. (formerly Quinque Operating Company, et al.) v. Gas Pipelines and their predecessors, et al. Kansas state court action

Other Litigation.  CIG is involved in other litigation that arise in the ordinary course of business, including without limitation less material commercial disputes, various condemnation lawsuits associated with expansion projects, property tax cases, escheat matters, landowner disputes and collection matters.

B.           FERC Regulatory Proceedings – The following proceedings are pending before the FERC or on appeal from the FERC:

CIG Fuel Tracker

CIG 2006 Fuel Reimbursement Filing.

CIG Annual Fuel and LUF True-up Filing.

Hudson Pipe Yard – FERC Enforcement Investigation.

Other FERC Proceedings.  CIG is regulated by the FERC and is involved in other regulatory proceedings that arise in the ordinary course of business, including without limitation less material tariff filings, smaller expansion projects, reporting and accounting requirements, and audits.  In addition, the rates that CIG charge are subject to the jurisdiction of the FERC.  CIG is permitted to file a rate case no earlier than September 2010 and is required to file a rate case no later than September 2011.

C.           PHMSA Proceedings

PHMSA Audit and NOPV.  Pipeline and Hazardous Materials Safety Administration (“PHMSA”) issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order (“Notice”) to El Paso Pipeline Group.

D.           Other Matters

High Plains Pipe Issues.  CIG has a claim against Welspun Trading Limited (“Welspun”) for $1.2 million of costs that it incurred as a result of bevel flaws in the pipe purchased from Welspun.  In addition, Welspun has agreed to pay $1.088 million for the costs incurred by CIG to investigate and remediate various internal metal loss anomalies in the purchased pipe.  CIG has made Welspun aware that it may have further claims against Welspun relating to these anomalies.

Schedule 3.9

Taxes

Colorado Interstate Gas Company

On October 24, 2007, the State of Kansas notified Colorado Interstate Gas Company of its intent to conduct an audit of its consumers’ compensating (use) tax returns for the period July 1, 2005 through June 30, 2008.

On May 7, 2009, the State of Kansas and Colorado Interstate Gas Company entered into an agreement waiving the statute of limitations for the above matter through April 25, 2010.

Schedule 3.10

Environmental Matters

A.           Remediation Projects

General Background.  CIG is subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At June 30, 2009, CIG accrued approximately $13 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs; provided that CIG estimated that its exposure could be as high as $40 million to the extent that more aggressive remediation strategies are required to be implemented in the future in excess of our currently planned remediation strategies.

Table Rock.  Remediation activities are ongoing at the Table Rock Processing Plant formerly owned by CIG, along with an adjacent site that is owned by CIG.

Bivins Compressor Station.  Remediation activities are ongoing at the Bivins Compressor Station formerly owned by CIG.

Sanford Site.  Remediation activities are ongoing at this former compression station site of CIG.

Mocane Facilities. Remediation activities are ongoing at the compressor station site owned by CIG, along with a neighboring site sold by CIG to a third party.

Panhandle Gathering System.  Remediation activities are ongoing with regard to various sites along the Panhandle Gathering System that was formerly owned by CIG.

Morton County Station.  Remediation activities are ongoing at the Morton County Station owned and operated by CIG.

Rawlins Station.  Remediation activities are ongoing at the Rawlins Station and Processing Plant owned and operated by CIG.

Fort Morgan Storage Field.  Monitoring and mitigation activities are ongoing at the Fort Morgan Storage Field owned and operated by CIG.

B.           Compliance Matters

Natural Buttes Compliance Order, Complaint, Consent Order.  Allegations by EPA regarding violations of Title V air permit for CIG’s Natural Buttes (Utah) facility, as well as investigations into potential violations of PSD permits associated with 3 Caterpillar generators at the facility.

Sinclair Meter Station/Rawlins Rail Car Loading Excess Emissions:  The Wyoming Department of Environmental Quality issued a Notice of Violation with regard to CIG’s Rawlins Gas Plant (“Plant”) and Compressor Station and emissions of volatile organic carbon.

Mocane Compressor Station.  The Oklahoma Department of Environmental Quality issued a Notice of Violation to CIG alleging violations of CIG’s Mocane Compressor Station’s Title V air permit.

Fort Morgan Storage Field Administrative Order on Consent. The Colorado Oil and Gas Conservation Commission issued two Notices of Alleged Violations (NOAV) associated with a contractor’s improper disposal of wastes generated at Storage wells #3 and #6.

Fort Morgan Storage Facility.  The Colorado Department of Public Health and Environment issued a compliance advisory related to the operation of and emissions from the location flare.

Morton County Facility.  The Kansas Department of Health and Environment required the facility install a concrete base and approved sanitary well seal for Water Well #1.

Rawlins Station.  The Wyoming Department of Environmental Quality (WDEQ) issued a Letter of Violation for alleged failure to notify the WDEQ of asbestos removable, improper disposal of asbestos containing waste, and failure to use trained personnel.

Flank Station Flare.  The Colorado Department of Public Health and Environment issued a compliance advisory related to the location flare’s alleged visible emissions, operations and compliance records.

Latigo Station.  The Colorado Department of Public Health and Environment issued a compliance advisory related to alleged emissions from the station ponds.

Schedule 3.11

Licenses; Permits

The following projects are in various stages of permitting:

CIG

Raton 2010 Expansion Project (PF08-25) – CIG has initiated the FERC pre-filing process for the proposed Raton 2010 Expansion Project consisting of approximately 118 miles of 16 O.D. pipeline segments in Las Animas, Huerfano, Pueblo, and El Paso Counties, Colorado, which will provide an incremental 130 MMcf/d of capacity out of the Raton Basin.  Applications for necessary permits including the Corps of Engineers Permit under Section 404 of the Clean Water Act and the Stormwater Discharge Permit from the Colorado Department of Health and Environment under Section 401 of the Clean Water Act will be made simultaneously with the application to FERC for a certificate of public convenience and necessity.

Totem Natural Gas Storage Project.  This storage project involves the conversion of a producing natural gas field into a natural gas storage facility in Adams County, Colorado.  The project facilities will be owned by WYCO Development LLC and will be leased to and operated by CIG.  FERC has issued a certificate for the project and the initial phase of the project was placed in service in late June 2009 and on July 1, 2009, CIG began receiving reservation payments for service.  Work is underway to complete construction of phase 2 of the Project.

Schedule 3.14

Transactions with Affiliates

1.	Cash Management Agreement effective November 1, 2007, by and between El Paso Corporation and Colorado Interstate Gas Company. [44169-1]

2.	Cash Management Agreement dated December 17, 2007, by and between Colorado Interstate Gas Company and WYCO Holding Company, L.L.C. [44169-2]

3.	Cash Management Agreement dated January 15, 2009, by and between Colorado Interstate Gas Company and WYCO Development LLC.

4.	Transportation Precedent Agreement dated April 4, 2008, by and between Wyoming Interstate Company, Ltd. and Colorado Interstate Gas Company. [44217]

5.	Operational Balancing Agreement dated November 1, 2008, by and between Colorado Interstate Gas Company and Young Gas Storage Company, Ltd. (No. 51056000C).

6.	Operational Balancing Agreement dated November 1, 2007, by and between Colorado Interstate Gas Company and Cheyenne Plains Gas Pipeline Company, L.L.C. (No. 51118000A) [44150]

7.	Operational Balancing Agreement dated November 1, 2008, by and between Colorado Interstate Gas Company and Wyoming Interstate Company, Ltd. (No. 51001000L)

EXHIBIT A

Form of Contribution, Conveyance and Assumption Agreement

 (See attached.)

CONTRIBUTION, CONVEYANCE

AND ASSUMPTION AGREEMENT

BY AND AMONG

EL PASO PIPELINE PARTNERS, L.P.

EL PASO NORIC INVESTMENTS III, L.L.C.

EPPP CIG GP HOLDINGS, L.L.C.

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

COLORADO INTERSTATE GAS COMPANY

AND

EL PASO CORPORATION

July 24, 2009

ARTICLE 1
DEFINITIONS

ARTICLE 2
CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

Section	2.1	Contribution by EP Noric of Subject Interest to the Partnership	3
Section	2.2	Payment of the Consideration	3
Section	2.3	Contribution by the Partnership of the Subject Interest to the Operating Company	3
Section	2.4	Contribution by the Operating Company of the Subject Interest to EPPP CIG	3

ARTICLE 3
FURTHER ASSURANCES

Section	3.1	Further Assurances	3
Section	3.2	Other Assurances	4

ARTICLE 4
CLOSING TIME

ARTICLE 5
MISCELLANEOUS

Section	5.1	Order of Completion of Transactions	4
Section	5.2	Headings; References; Interpretation	4
Section	5.3	Successors and Assigns	5
Section	5.4	No Third Party Rights	5
Section	5.5	Counterparts	5
Section	5.6	Governing Law	5
Section	5.7	Severability	5
Section	5.8	Amendment or Modification	5
Section	5.9	Integration	5
Section	5.10	Deed; Bill of Sale; Assignment	5

CONTRIBUTION, CONVEYANCE
AND ASSUMPTION AGREEMENT

This CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of July 24, 2009, is entered into by and among El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), El Paso Noric Investments III, L.L.C., a Delaware limited liability company (“EP Noric”), EPPP CIG GP Holdings, L.L.C., a Delaware limited liability company (“EPPP CIG”), El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company (the “Operating Company”), Colorado Interstate Gas Company, a Delaware general partnership (“CIG”) and El Paso Corporation, a Delaware corporation (“El Paso”).  The parties to this Agreement are collectively referred to herein as the “Parties.”  El Paso and EP Noric, are referred to herein collectively as the “Contributing Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Section 1.1.

RECITALS

WHEREAS, the Contributing Parties desire to transfer to the Partnership an 18% general partner interest in CIG (the “Subject Interest”) pursuant to the terms of the Contribution Agreement (as defined below) and this Agreement; and

WHEREAS, EP Noric owns a 60% general partner interest in CIG and EPPP CIG owns a 40% general partner interest in CIG; and

WHEREAS, after giving effect to the completion of the contribution of the Subject Interest referred to above pursuant to the terms of this Agreement and the Contribution Agreement (as defined below), EP Noric and EPPP CIG will own a 42% and 58% general partner interest in CIG, respectively; and

WHEREAS, in order to accomplish the objectives and purposes in the preceding recitals, and to effect the intent of the Parties in connection with the consummation of the transactions contemplated hereby, the following actions have been taken prior to the date hereof:

1.           The Partnership, EP Noric, EPPP CIG, the Operating Company, CIG and El Paso entered into that certain Contribution Agreement (the “Contribution Agreement”), dated July 24, 2009 pursuant to which the Partnership agreed to acquire the Subject Interest from the Contributing Parties for aggregate consideration of $214.5 million (as may be adjusted pursuant to the Contribution Agreement), which consideration will be paid in the form specified in the Contribution Agreement.

WHEREAS, concurrently with the consummation of the transactions contemplated hereby (the “Closing”), each of the following shall occur:

1.   EP Noric will contribute the Subject Interest to the Partnership in exchange for cash from the Partnership in the amount of $214.5 million (the “Consideration”).

2.   The Partnership will contribute the Subject Interest to the Operating Company.

3.   The Operating Company will contribute the Subject Interest to EPPP CIG.

4.   The partnership agreements, limited partnership agreements and limited liability company agreements of the aforementioned entities will be amended to the extent necessary to reflect the matters and transactions mentioned in this Agreement.

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1    The following capitalized terms shall have the meanings given below.

(a)   “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.

(b)   “Consideration” has the meaning assigned to such term in the recitals.

(c)   “CIG” has the meaning assigned to such term in the first paragraph of this Agreement.

(d)   “Closing” has the meaning assigned to such term in the recitals.

(e)   “Closing Date” has the meaning assigned to such term in the Contribution Agreement.

(f)   “Closing Time” shall mean 9:00 a.m. Houston, Texas time on the Closing Date.

(g)   “Contributing Parties” has the meaning assigned to such term in the first paragraph of this Agreement.

(h)   “Contribution Agreement” has the meaning assigned to such term in the recitals.

(i)   “El Paso” has the meaning assigned to such term in the first paragraph of this Agreement.

(j)   “EP Noric” has the meaning assigned to such term in the first paragraph of this Agreement.

(k)   “EPPP CIG” has the meaning assigned to such term in the first paragraph of this Agreement.

(l)   “Operating Company” has the meaning assigned to such term in the first paragraph of this Agreement.

(m)  “Parties” has the meaning assigned to such term in the first paragraph of this Agreement.

(n)  “Partnership” has the meaning assigned to such term in the first paragraph of this Agreement.

(o)  “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of El Paso Pipeline Partners, L.P., dated as of November 21, 2007, as amended by Amendment No. 1 thereto, dated as of July 28, 2008.

(p)  “Subject Interest” has the meaning assigned to such term in the recitals.

ARTICLE 2
CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

Section 2.1   Contribution by EP Noric of Subject Interest to the Partnership.  EP Noric hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Subject Interest, and the Partnership hereby accepts the Subject Interest from EP Noric.

Section 2.2   Payment of the Consideration.  The Parties acknowledge that the Partnership has paid the Consideration to EP Noric.  EP Noric hereby acknowledges receipt of the Consideration.

Section 2.3   Contribution by the Partnership of the Subject Interest to the Operating Company. The Partnership hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Operating Company, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Subject Interest, and the Operating Company hereby accepts such contribution from the Partnership.

Section 2.4   Contribution by the Operating Company of the Subject Interest to EPPP CIG.  The Operating Company hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to EPPP CIG, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Subject Interest, and EPPP CIG hereby accepts such contribution from the Operating Company.

ARTICLE 3
FURTHER ASSURANCES

Section 3.1   Further Assurances.  From time to time after the Closing Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, or (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Agreement.

Section 3.2   Other Assurances.  From time to time after the Closing Time, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.  It is the express intent of the Parties that the Partnership or its subsidiaries own the Subject Interests that are identified in this Agreement and in the Registration Statement.

ARTICLE 4
CLOSING TIME

Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article 2 or Article 3 of this Agreement shall be operative or have any effect until the Closing Time, at which time all the provisions of Article 2 and Article 3 of this Agreement shall be effective and operative in accordance with Article 5, without further action by any Party hereto.

ARTICLE 5
MISCELLANEOUS

Section 5.1   Order of Completion of Transactions.  The transactions provided for in Article 2 and Article 3 of this Agreement shall be completed immediately following the Closing Time in the following order: first, the transactions provided for in Article 2 shall be completed in the order set forth therein; and second, following the completion of the transactions as provided in Article 2, the transactions, if they occur, provided for in Article 3 shall be completed.

Section 5.2   Headings; References; Interpretation.  All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 5.3   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 5.4   No Third Party Rights.  The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 5.5   Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

Section 5.6   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

Section 5.7   Severability.  If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 5.8   Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Agreement.

Section 5.9   Integration.  This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This document and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

Section 5.10  Deed; Bill of Sale; Assignment.  To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first above written.

EL PASO PIPELINE PARTNERS, L.P.

By:	EL PASO PIPELINE GP COMPANY, L.L.C., its general partner

By:
	Name:	John R. Sult
	Title:	Senior Vice President

EL PASO NORIC INVESTMENTS III, L.L.C.

By:
	Name:	John R. Sult
	Title:	Senior Vice President

EPPP CIG GP HOLDINGS, L.L.C.

By:
	Name:	John R. Sult
	Title:	Senior Vice President

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

By:
	Name:	John R. Sult
	Title:	Senior Vice President

COLORADO INTERSTATE GAS COMPANY

By:
	Name:	John R. Sult
	Title:	Senior Vice President

EL PASO CORPORATION

By:
	Name:	D. Mark Leland
	Title:	Executive Vice President

EXHIBIT B

Form of Demand Note

 (See attached.)

INTERCOMPANY DEMAND NOTE
(“this Note”)

Lender: Colorado Interstate Gas Company	Note Number: C0088EPASO

Borrower: El Paso Corporation	Effective as of: July 24, 2009

On demand, for value received, the Borrower has promised to pay to the order of the Lender at such place as the Lender may designate, the aggregate unpaid principal amount outstanding hereunder (as reflected in the records of the Lender), which principal amount equals U.S. $93,954,908.72 and represents all monetary obligations as of the date hereof with interest payable monthly at the London Interbank Offered Rate (“LIBOR”) plus the Applicable Eurodollar Loan Margin as stated in the Pricing Schedule of El Paso Corporation’s Third Amended and Restated Credit Agreement dated November 16, 2007 as amended or replaced from time to time.

Interest initially shall be calculated from the date hereof and shall be recalculated on the first business day of each succeeding month and shall be computed on a 365 or 366-day year basis, as the case may be, and the actual number of days elapsed.

If the principal of, and interest on, this Note are not paid when due, interest shall be added to principal and all past due amounts shall bear interest at a rate of two percent (2%) per annum above the interest rate established pursuant to the preceding paragraph (to the extent legally permitted), without presentment, demand, protest or other notice of any kind until paid. Repayment of principal, in whole or part, may be made at any time without notice or penalty.

BORROWER

By:
John J. Hopper
Vice President and Treasurer
El Paso Corporation

Approved:

LENDER

By:
John J. Hopper
Vice President and Treasurer
Colorado Interstate Gas Company

EXHIBIT C

Form of Cancellation Agreement

 (See attached.)

CANCELLATION

The Cash Management Agreement entered into on the 1st day of November  2007, by and between El Paso Corporation, a Delaware Corporation and Colorado Interstate Gas Company, a Delaware General Partnership, is hereby cancelled on the 24th day of July 2009.

Colorado Interstate Gas Company	El Paso Corporation

John J. Hopper	John J. Hopper
Vice President and Treasurer	Vice President and Treasurer